Exhibit 99.1

Ralph Makar President and CEO 503-692-8001 ext. 4137	Chris Farrell Vice President of Finance 503-692-8001 ext. 4132

BIOJECT REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS

Revenue Doubles Over Second Quarter 2010

PORTLAND, OR, August 10, 2011 - Bioject Medical Technologies Inc. (OTCBB: BJCT), a leading developer of needle-free drug delivery systems, today reported financial results for the second quarter ended June 30, 2011.

Bioject reported revenues of $2.4 million for the quarter ended June 30, 2011, compared to revenues of $1.2 million in the comparable 2010 period. Product sales were $2.2 million in the 2011 period compared to $1.0 million in the comparable 2010 period. License and technology fees were $209,000 for the quarter ended June 30, 2011, compared to $117,000 in the comparable 2010 period. The Company reported operating income of $276,000 in the second quarter of 2011 compared to an operating loss of $593,000 in the second quarter of 2010. Included in the current quarter operating income is $155,000 of non-cash charges comprised of non-cash compensation expense related to the fair value of stock-based awards and stock funding of $49,000, compared to $197,000 in the comparable year ago period, and depreciation and amortization of $106,000 in the current quarter, compared to $138,000 in the prior year-ago period. Net income allocable to common shareholders for the second quarter of 2011 was $248,000 compared to a net loss allocable to common shareholders of $580,000 in the comparable 2010 period. Cash at June 30, 2011 totaled $0.9 million.

Basic and diluted net income per share allocable to common shareholders for the quarter ended June 30, 2011 was $0.01 per share on 18.7 million and 36.3 million weighted average shares outstanding, respectively, compared to a net loss of $0.03 per share on 17.8 million weighted average shares outstanding for the same period of 2010.

For the six months ended June 30, 2011, Bioject reported revenues of $4.1 million compared to revenues of $2.3 million in the comparable period of 2010. Operating income for the six months ended June 30, 2011 was $123,000 compared to an operating loss of $1.1 million in the comparable period of 2010. Net income allocable to common shareholders was $66,000, or $0.00 per share, in the six-month period ended June 30, 2011 compared to a net loss allocable to common shareholders of $1.1 million, or $0.06 per share, in the comparable period of 2010.

“Second quarter 2011 revenue increased 107% over the same prior year-ago time period and we are very pleased by these positive results,” said Ralph Makar, Bioject’s President and CEO. “The significant increase in second quarter 2011 revenue contributed greatly to the over 76% revenue growth for the six months ending June 30, 2011, as compared to mid-year 2010 revenue. Due to our higher revenue, driven by increased sales to Merial and additional one-time orders to Merck Serono for 2011, which we began shipping in the second quarter, Bioject was able to report positive net income for both the quarter and the six months ended June 30, 2011,” commented Mr. Makar. “Cash on hand was $894,000, an increase of over $700,000 as compared to year-end 2010, thanks to improved accounts receivable turnover and a convertible debt financing of $225,000 by four board members, including myself. Bioject has overcome many challenges over the last few years to achieve positive net income in this most recent period and we must now leverage this short-term result to address new obstacles ahead, find new business and plan for the future, “ added Mr. Makar.

The Company will conduct a conference call to review results for the second quarter ended June 30, 2011 on Thursday, August 11, 2011 at 10:00 a.m. Eastern Daylight Time. Live audio of the conference call will be available to investors, members of the news media and the general public. To participate in the call via telephone, please dial 1-877-407-8037.

Bioject Medical Technologies Inc., based in Portland, Oregon, USA, is an innovative developer and manufacturer of needle-free injection therapy systems (NFITS). NFITS provide an empowering technology and work by forcing medication at high speed through a tiny orifice held against the skin. This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath. Bioject is focused on developing mutually beneficial agreements with leading pharmaceutical, biotechnology, and veterinary companies, as well as research, global health and government organizations.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Bioject’s expectations with respect to new commercial agreements and other opportunities. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation, the risk that the Company’s investment and strategic plan will not yield improved results, the risk that the Company will be unable to successfully develop and negotiate new strategic relationships, the risk that the Company’s product may not be accepted by the market, the risk that the Company may not receive anticipated orders in the time expected or at all, the risk that customers may change or cancel orders, the risk that additional capital may not be available on acceptable terms, if at all, and the risk that the Company may be unable to comply with the extensive government regulations applicable to Bioject’s business. Readers of this press release are referred to the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Forms 10-Q for further discussions of factors that could affect the Company’s business and its future results. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made. The Company assumes no obligation to update forward-looking statements if conditions or management’s estimates or opinions should change.

For more information about Bioject, visit www.bioject.com

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Bioject Medical Technologies Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue:
Net sales of products	$2,185	$1,040	$3,806	$2,132
License and technology fees	209	117	331	213

	2,394	1,157	4,137	2,345

Operating expenses:
Manufacturing	1,271	808	2,324	1,617
Research and development	400	373	710	746
Selling, general and administrative	447	569	980	1,083

Total operating expenses	2,118	1,750	4,014	3,446

Operating income (loss)	276	(593)	123	(1,101)

Interest income	—	1	1	3
Interest expense	(2)	(3)	(6)	(33)
Change in fair value of derivative liabilities	—	39	—	32

Net income (loss)	274	(556)	118	(1,099)
Preferred stock dividend	(26)	(24)	(52)	(49)

Net income (loss) allocable to common shareholders	$248	$(580)	$66	$(1,148)

Basic net income (loss) per common share allocable to common shareholders	$0.01	$(0.03)	$0.00	$(0.06)

Shares used in basic per share calculations	18,689,480	17,823,950	18,584,537	17,776,792

Diluted net income (loss) per common share allocable to common shareholders	$0.01	$(0.03)	$0.00	$(0.06)

Shares used in diluted per share calculations	36,294,172	17,823,950	25,793,148	17,776,792

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Bioject Medical Technologies Inc.

Condensed Consolidated Balance Sheet Data (Unaudited)

(In thousands)

	June 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash	$894	$180
Accounts receivable	522	838
Inventories	1,501	627
Other	160	70

	3,077	1,715

Property and equipment, net	476	645
Other assets, net	1,329	1,310

Total assets	$4,882	$3,670

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,612	$1,652
Deferred revenue	360	176

	2,972	1,828

Long term liabilities:
Deferred revenue	1,048	1,136
Other long-term liabilities	250	325

Shareholders’ equity:
Preferred stock	9,432	9,380
Common stock	114,876	114,763
Accumulated deficit	(123,696)	(123,762)

	612	381

Total liabilities and shareholders’ equity	$4,882	$3,670

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